EXHIBIT 23.0
CONSENT OF GRANT THORNTON LLP

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 9, 2007 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the application of Statement of Financial Accounting Standards No. 123(R) and No. 158 as of December 31, 2006) accompanying the consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting included in the 2006 Annual Report of KNBT Bancorp, Inc. and subsidiaries on Form 10-K for the year ended December 31, 2006. We hereby consent to the incorporation by reference of said reports in the Registration Statements of KNBT Bancorp, Inc. on Forms S-8 (File No. 333-124492, effective April 29, 2005 and File No. 333-110427, effective November 12, 2003).

/s/ Grant Thornton LLP
Philadelphia, Pennsylvania
March 9, 2007